As filed with the Securities and Exchange Commission on May 3, 2019

Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RYDER SYSTEM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation or Organization)

59-0739250
(I.R.S. Employer Identification No.)

11690 NW 105th Street Miami, Florida (Address of Principal Executive Offices)	33178 (Zip Code)
Ryder System, Inc. 2019 Equity and Incentive Compensation Plan
Ryder System, Inc. 401(k) Savings Plan
(Full title of the plan)
Robert D. Fatovic
Executive Vice President, Chief Legal Officer and Corporate Secretary
Ryder System, Inc.
11690 NW 105th Street
Miami, Florida 33178
(305) 570-3726
(Name, address and telephone number, including area code, of agent for service)

with a copy to:
Catherine M. Clarkin
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $.50 par value, to be issued pursuant to the 2019 Plan	4,300,000	$60.58	$260,494,000	$31,572
Common Stock, $.50 par value, to be offered and sold pursuant to the 401(k) Plan(1)	2,500,000	$60.58	$151,450,000	$18,356
Total	6,800,000	N/A	$411,944,000	$49,928

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the 401(k) Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act (based on the average of the high and low sales prices of the common stock of the Registrant on May 2, 2019, as reported on the New York Stock Exchange).

Introductory Note

The Company is registering 2,500,000 additional shares of the Company’s common stock to be offered and sold under the Ryder System, Inc. 401(k) Savings Plan (the “401(k) Plan”) at any time and from time to time. On May 15, 2006, the Company filed a registration statement on Form S-8 (File No. 333-134113) with the Commission in order to register shares of our common stock and interests issuable under the 401(k) Plan. In accordance with the requirements of General Instruction E to Form S-8, the contents of such earlier registration statement are incorporated by reference into this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement with respect to the Ryder System, Inc. 2019 Equity and Incentive Compensation Plan (the “2019 Plan”) and the 401(k) Plan will be sent or given to all persons who participate in the 2019 Plan or 401(k) Plan, respectively, as specified by Rule 428(b)(1) of the Securities Act. These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The following documents, filed by the Company with the Commission, are hereby incorporated by reference:

Commission Filing (File No. 1-4364)	Period Covered or Date of Filing
Annual Report on Form 10‑K	Year ended December 31, 2018
The Ryder System, Inc. 401(k) Savings Plan Annual Report on Form 11-K	Year ended December 31, 2017
Current Reports on Form 8‑K	March 27, 2019
Definitive Proxy Statement on Schedule 14A	March 18, 2019
The description of the Company’s common stock set forth in its Registration Statement on Form 8‑A, filed with the Securities and Exchange Commission on September 10, 1971, including any amendment or report filed for the purpose of updating such description.
September 10, 1971
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold
After the date of this Registration Statement

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8‑K.

Item 4.    Description of Securities
The Common Stock is registered under Section 12(b) of the Exchange Act.
Item 5.    Interests of Named Experts and Counsel
Certain legal matters with respect to the offering of the shares of common stock registered hereby have been passed upon by David Beilin, Esq., Associate General Counsel of the Company. Mr. Beilin owns and holds shares of common stock of the Company.
Item 6.    Indemnification of Directors and Officers
Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.
Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.
In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
Article VIII of the Company’s Restated Articles of Incorporation provides that the Company has the power to indemnify its directors, officers and other employees to the full extent permitted by law and to make any other further indemnification, except as prohibited by law, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Article XII of the Company’s bylaws provides that the Company shall indemnify to the fullest extent permitted by current or future legislation or current or future judicial or administrative decisions (to the extent such future legislation or decisions permit the Company to provide broader indemnification rights than permitted prior to such legislation or decisions), each person (including the heirs, executors, administrators or the estate of such person) who was or is a party, or is threatened to be made a party, or was or is a witness to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) against any liability (including any judgment, settlement, penalty or fine) or cost, charge or expense (including attorneys’ fees) by reason of the fact that such indemnified person is or was a director, officer or employee of the Company, or is or was an agent as to whom the Company has agreed to grant such indemnification, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of any employee benefit plan) or is serving as an agent of such other corporation, partnership, joint venture, trust or other enterprise as to whom the Company has agreed to grant such indemnity.
Item 7.    Exemption from Registration Claimed
Not applicable.
Item 8.    Exhibits
The Exhibits are listed in the Exhibit Index.
The Company will submit or has submitted the 401(k) Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.    Undertakings
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on May 3, 2019.

RYDER SYSTEM, INC.

By:	/s/ Robert E. Sanchez
	Name:	Robert E. Sanchez
	Title:	Chairman and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert D. Fatovic, Alena S. Brenner, David M. Beilin and Indira Sordo, the undersigned’s true and lawful attorneys‑in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys‑in-fact may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert E. Sanchez Robert E. Sanchez	Chairman and Chief Executive Officer (Principal Executive Officer)	May 3, 2019
/s/ Scott T. Parker Scott T. Parker	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 3, 2019
/s/ Frank Mullen Frank Mullen	Vice President and Controller (Principal Accounting Officer)	May 3, 2019
/s/ Robert J. Eck Robert J. Eck	Director	May 3, 2019
/s/ Robert A. Hagemann Robert A. Hagemann	Director	May 3, 2019
/s/ Michael F. Hilton Michael F. Hilton	Director	May 3, 2019
/s/ Tamara L. Lundgren Tamara L. Lundgren	Director	May 3, 2019
/s/ Luis P. Nieto, Jr. Luis P. Nieto, Jr.	Director	May 3, 2019
/s/ David G. Nord David G. Nord	Director	May 3, 2019
/s/ Abbie J. Smith Abbie J. Smith	Director	May 3, 2019
/s/ E. Follin Smith E. Follin Smith	Director	May 3, 2019
/s/ Dmitri L. Stockton Dmitri L. Stockton	Director	May 3, 2019
/s/ Hansel E. Tookes, II Hansel E. Tookes, II	Director	May 3, 2019

The Plan
Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Ryder System, Inc. 401(k) Savings Plan have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 3rd day of May, 2019.

RYDER SYSTEM, INC. 401(K) SAVINGS PLAN

By:	/s/ Francisco Lopez, Jr.
	Name:	Francisco Lopez, Jr.
	Title:	Executive Vice President and Chief Human Resources Officer

Exhibit Index

Exhibit Number	Exhibits
3.1	The Ryder System, Inc. Restated Articles of Incorporation dated May 3, 2019 (conformed copy incorporating all amendments through May 3, 2019).
3.2	The Ryder System, Inc. By-Laws, as amended through May 3, 2019.
5.1	Opinion of David M. Beilin, Associate General Counsel of Ryder System, Inc., regarding the legality of the common stock being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of David M. Beilin, Associate General Counsel of Ryder System, Inc. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1
The Ryder System, Inc. 2019 Equity and Incentive Compensation Plan is incorporated by reference to Appendix A to the Company’s definitive proxy statement for its 2019 Annual Meeting of Shareholders, filed with the Commission on March 18, 2019.